Exhibit 1

Oi S.A. - In Judicial Reorganization

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

PUBLICLY-HELD COMPANY

Minutes of the Extraordinary Shareholders’ Meeting

Minutes of the Extraordinary Shareholders’ Meeting of Oi S.A. – In Judicial Reorganization, held on July 22, 2016, drafted as a summary, pursuant to Paragraph 1 of Article 20 of the Bylaws:

1. Date, time and place: On July 22, 2016, at 11 a.m., at the headquarters of Oi S.A. – In Judicial Reorganization (“Company”), Rua do Lavradio, 71, Centro, City and State of Rio de Janeiro.

2. Agenda: (i) Ratify the Company’s request for judicial reorganization, submitted together with certain of its wholly-owned direct and indirect subsidiaries as an urgent measure in the District of the Capital of the State of Rio de Janeiro on June 20, 2016, and (ii) Authorize the Company’s management to make arrangements and perform all acts necessary in relation to the performance of the matter described in item (i) of the Agenda, as well as to ratify all actions taken to date.

3. Call Notice: Call notice published in the newspapers Diário Oficial do Estado do Rio de Janeiro, Section V, in the editions dated 06/22/2016, pages 12; 06/23/2016, page 11; and 06/24/2016, page 19; and in Jornal Valor Econômico – National Edition, in the editions dated 06/22/2016, page C3; 06/23/2016, page C3; and 06/24/2016, page B7, pursuant to the caption and Paragraph 1 of Article 124, Law No. 6,404/76. All the documents and information related to the Agenda were made available to the shareholders due to the call of the Meeting.

This page is an integral part of the Minutes of the Extraordinary General Shareholders’ Meeting of Oi S.A. – In Judicial Reorganization, held on July 22, 2016, at 11 a.m.

4. Attendance: Shareholders in attendance represent 82.89% of the Company’s voting shares and 10.22% of the Company’s non-voting preferred shares, totaling 65.74% of the Company’s shares, according to records and signatures in the Shareholders’ Attendance Record. Also in attendance were Mr. José Mauro Mettrau Carneiro da Cunha, Chairman of the Company’s Board of Directors, Mr. Marco Norci Schroeder, Chief Executive Officer, Mr. Flavio Nicolay Guimarães, Chief Financial Officer and Investor Relations Officer, Mr. Euricio Teles, General Counsel, Mr. José Cláudio Rego Aranha, member of the Fiscal Council, Mr. José L. Gurgel and Mr. Manuel Fernandes, representatives of KPMG Auditores Associados and Ms. Maria Gabriela Campos da Silva Menezes Côrtes, Corporate Legal Counsel and Attorney-in-Fact of the Company, all who made themselves available to the Company’s shareholders for clarifications and information with respect to the subject matter of the Meeting.

5. Presiding Board: Following the verification of the legal quorum, and in accordance with the provisions of Article 16 of the Company’s Bylaws, the meeting was convened by Mr. José Mauro Mettrau Carneiro da Cunha, who presided over the meeting and named Mr. Luiz Antonio de Sampaio Campos as Secretary.

6. Resolutions: At the Chairman’s request, observing the protests and manifestations mentioned in item 7, the shareholders in attendance unanimously approved the transcription of the minutes of this Extraordinary General Shareholders’ Meeting drawn up in summary form, and to have it published without the attending shareholders’ signatures, pursuant to Article 130 of the Brazilian Corporations Law (Lei das S.A.) and Article 20 of the Bylaws. By unanimous vote, the reading of the matters included in the Agenda of this Meeting as well as the related documents was waived. The Chairman of the Meeting further informed the attending shareholders that the votes corresponding to the shares held by shareholder Bratel B.V. which exceed the 15% voting capital limit shall not be included for purposes of this Meeting, pursuant to Article 72 of the Company’s Bylaws.

This page is an integral part of the Minutes of the Extraordinary General Shareholders’ Meeting of Oi S.A. – In Judicial Reorganization, held on July 22, 2016, at 11 a.m.

6.1. With reference to item i of the Agenda, subsequent to discussions and the requested clarifications requested by the shareholders and made by the present directors, the Shareholders, by a vote of 270,046,221 in favor, representing 99.05% of the valid votes; 2,600,495 contrary votes, and the express abstention of holders of 74,692,580 shares with voting rights, resolved to approve the ratification of the Company’s request for judicial reorganization, submitted together with its wholly-owned direct and indirect subsidiaries Oi Móvel S.A. – In Judicial Reorganization, Telemar Norte Leste S.A. – In Judicial Reorganization, Copart 4 Participações S.A. – In Judicial Reorganization, Copart 5 Participações S.A. – In Judicial Reorganization, Portugal Telecom International Finance B.V. – In Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization (together with the Company, the “Oi Companies”), as an urgent measure, in the District of the Capital of the State of Rio de Janeiro on June 20, 2016.

6.2. With reference to item ii of the Agenda, the Shareholders, by a vote of 270,047,456 in favor, representing 99.05% of the valid votes; 2,600,955 contrary votes, and the express abstention of holders of 74,690,885 shares with voting rights, resolved to approve the authorization for management to make arrangements and perform all acts necessary in relation to the judicial reorganization of the Oi Companies, as well as the ratification of all actions taken to date.

7. Protest and Manifestation: The (i) protest written by shareholder Société Mondiale Fundo de Investimento em Ações, accompanied by shareholder José Aurelio Valporto de Sá Junior; and (ii) protests and manifestations written by shareholder Bratel B.V. were recorded.

8. Closing: With nothing further to be discussed, the meeting was adjourned and these minutes were drawn up. After being read, the minutes were approved by the shareholders representing the required quorum for the approval of the resolutions taken herein. Signatures: José Mauro Mettrau Carneiro da Cunha – Chairman; Luiz Antonio de Sampaio Campos – Secretary; Shareholders: THE BANK OF NEW YORK ADR DEPARTMENT (represented by Ralph Figueiredo de Azevedo); BRATEL B.V. (represented by Maria

This page is an integral part of the Minutes of the Extraordinary General Shareholders’ Meeting of Oi S.A. – In Judicial Reorganization, held on July 22, 2016, at 11 a.m.

Cristina Cescon); SOCIÉTÉ MONDIALE FUNDO DE INVESTIMENTO EM AÇÕES (represented by João Mendes de Oliveira Castro); QP INVESTIMENTOS LLC, DISCOVERY GLOBAL CITIZENS AMERICA LLC, DISCOVERY GLOBAL FOCUS AMERICA LLC, DISCOVERY GLOBAL OPPORTUNITY AMERICA LLC (represented by Julio Ramalho Dubeux); NORGES BANK, STATE ST B AND T C INV F F T E RETIR PLANS (represented by Paulo Roberto Esteves); BNDES PARTICIPAÇÕES SA BNDESPAR (represented by ANA PAULA BOTTREL SOUZA); FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL (represented by Marcio de Araujo Faria); PETRO RIO (represented by Blener Braga Cardoso Mayhew and Emiliano Fernandes de Lourenço Gomes); BRUNO ROSA RODRIGUES; HIGOR DA SILVA BIANA; NELSON DE QUEIROZ SEQUEIROS TANURE; DENISE DOS PASSOS RAMOS; ARTUR ROGERIO MARTINS SANTIAGO; IRIS RUBINS PINTO DA SILVA; JOSE AURELIO VALPORTO DE SA JUNIOR; MARCIO DE MELO LOBO; MARIANA SALLOWICZ; FERNÃO MACHADO DE SOUZA; JOSE MAURICIO FRANCO; DANIELLA GESZIKTER VENTURA; RAFAEL PADILHA CALÁBRIA; FELIPE GUIMARÃES ROSA BON; CLARISSE MELLO MACHADO SCHLIECKMANN; LUIZ ANTÔNIO DE SAMPAIO CAMPOS; PAULO DE MORAES PENALVA SANTOS; ANA TEREZA BASILIO; FELIPE EVARISTO DOS SANTOS GALEA; MARCELO MOLLICA JOURDAN; JOAO ZANINE BARROSO; MARIANA BARRETO REZENDE DE OLIVEIRA; ANDRE LUIZ MARTINS DE FIGUEIREDO; NACIONAL ASSOCIACAO CULTURAL E SOCIAL (represented by Andre Luiz Martins de Figueiredo); RODRIGO BERNDT CARRO; MCR - PRINCIPAL FUNDO DE INVESTIMENTO EM AÇÕES (represented by Marcelo Cheyne Rocha), CINTHIA MAMEDE ACHÃO.

Conforms to the original recorded in the Company’s own books.

Rio de Janeiro, July 22, 2016.

Luiz Antonio de Sampaio Campos

Secretary

This page is an integral part of the Minutes of the Extraordinary General Shareholders’ Meeting of Oi S.A. – In Judicial Reorganization, held on July 22, 2016, at 11 a.m.

SUBMISSION OF BRATEL B.V. AT THE EXTRAORDINARY GENERAL MEETING OF OI S.A. - IN JUDICIAL REORGANIZATION

Dear Sirs,

Chairman and Secretary of the Extraordinary General Meeting of OI S.A. - In Judicial Reorganization, held on July 22, 2016

Hand-delivered

Ref: PROTEST FOR SHAREHOLDERS’ IDENTIFICATION

BRATEL B.V., a company with head office in the City of Amsterdam, Netherlands, at Naritaweg 165, 1043 BW, Taxpayer Identification Number CNPJ 12.776.550/0001-86 (“Bratel”) herein represented by its proxy, submits to the Chairman of the Extraordinary General Meeting (“EGM”) of Oi S.A. - In Judicial Reorganization (“Oi” or “Company”), this request for identification of votes cast by the shareholders Societé Mondiale Fundo de Investimento em Ações, Ontario Teachers’ Pension Plan, Pointstate Capital LP, Marathon Asset Management L.P and Morgan Stanley Capital Services LLC, Morgan Stanley & Co. International plc, Morgan Stanley Uruguay Ltda., Morgan Stanley & Co. LLC, Morgan Stanley Smith Barney LLC, Caieiras Fundo de Investimento Multimercado and Formula XVI Fundo De Investimento Multimercado Credito Privado – Investimento No exterior), identifying the respective interests and representatives.

This will allow other shareholders of the Company, which have always acted toward the success of this company, to identify potential losses that possible self-interested behavior may cause to the Company.

Finally, we request that this submission of vote manifestation be received and certified by the Chairman, numbered and filed at the Company’s head office, in accordance with Article 130, Paragraph 1, item “a” of the Brazilian Corporations Law.

BRATEL B.V.

By: Maria Cristina Cescon

Proxy

Received by the Chairman of the Extraordinary General Meeting:

Rio de Janeiro, July 22, 2016.

SUBMISSION BY BRATEL B.V. AT THE EXTRAORDINARY GENERAL MEETING OF OI S.A. - IN JUDICIAL REORGANIZATION

Dear Sirs,

Chairman and Secretary of the Extraordinary General Meeting of OI S.A. - In Judicial Reorganization, held on July 22, 2016

Hand-delivered

Ref: PROTEST AGAINST THE REQUEST TO INCLUDE THE FILING OF CIVIL LIABILITY LAWSUIT AGAINST MANAGERS IN THE MEETING’S AGENDA

THE SHAREHOLDER BRATEL B.V., a company with head office in the City of Amsterdam, Netherlands, at Naritaweg 165, 1043 BW, Taxpayer Identification Number CNPJ 12.776.550/0001-86 (“Bratel”) herein represented by its proxy, submits to the Chairman of the Extraordinary General Meeting (“EGM”) of Oi S.A. - In Judicial Reorganization (“Oi” or “Company”), held on this date, its protest against the request to include the filing of a civil liability lawsuit against managers in the EGM’s agenda, for the reasons below.

Article 159 of the Brazilian Corporations Law provides:

“Art. 159. The company shall have authority, by means of prior resolution of the general meeting, to file a civil liability lawsuit against the manager, for losses caused to its assets.

Paragraph 1 The resolution may be passed at annual general meeting and, if provided for in the agenda, or if it is the direct consequence of the topic included therein, at extraordinary general meeting. (...)”

(emphasis added)

The following topics are in this EGM’s agenda:

“(1) Ratify the Company’s request for judicial reorganization, submitted together with certain of its wholly-owned direct and indirect subsidiaries as an urgent measure in the District of the Capital of the State of Rio de Janeiro on June 20, 2016; and

(2) Authorize the Company’s management to make arrangements and perform all acts necessary in relation to the performance of the matter described in item (i) of the Agenda, as well as to ratify all actions taken to date”.

Thus, considering that the request made does not have any direct relationship with the matters provided for in this EGM’s agenda, its inclusion in the agenda cannot be admitted. See excerpt below to such effect:

Luiz Antônio Sampaio Campos in Direito das Companhias / coordinators Alfredo Lamy Filho and José Luiz Bulhões Pedreira - Rio de Janeiro: Forense, 2009, vol. 1, pages 1226 and 1227:

“The first paragraph of Article 159 of the Brazilian Corporations Law sets forth that deliberation relate to liability lawsuit against the manager can only be taken in the Ordinary General Meeting or in the Extraordinary General Meeting whose topic (that is, petitioning the social action against the manager) is stated in its agenda or, still, in the General Assemblies in which the action is a direct consequence of the topic included in it. The explanation for adopting this system is evident and it is directly related to the principle that only the topics expressly included in the agenda can be deliberated.

The Brazilian Corporations Law opens, however, in order not to be excessively rigid and not to stiffen the company, two exceptions, but always keeping in both rigorous pertinence with the agenda: (i) the first regarding the Ordinary General Meeting; (ii) the second in the deliberations in which social action be a direct consequence of the issued under the meeting’s deliberation. (...)

Except for the hypothesis of the Ordinary General Meeting, which is an open and wide path, the second exception regarding topic pertinence, is very narrow - and it is natural that it is so because of the prestige of the principle of rigorous enforcement of the agenda -, as it expressly qualifies and indicates that only a restrictive interpretation is possible, in as much as it requires the direct result, removing, therefore, the indirect or reflex consequence”.

Thus, one concludes that the request formulated by the shareholder is not fit toward including the petition of a civil liability suit against the Company’s managers in this EGM’s agenda, which could only take place if the of object of lawsuit was specifically for “approval of the judicial reorganization request” made by managers.

Concerning the merit of the deliberation proposed by the shareholder, for characterizing the Corporation’s manager civil liability, it is necessary that the following elements are evidenced: (i) the agent’s (manager) behavior; (ii) effective damage and of asset nature caused to the company; and (iii) causal correlation between the agent’s behavior and the damage caused to the company. Still, his/her guilt or deceit must be evidenced (Article 158, inclusive, and item I of the Brazilian Corporations Law).

Additionally, it is worth highlighting that it did not evidence or even present indication of authorship and materiality of irregularities that they allege having been done by petitioning the Liability Lawsuit against certain members of the management.

In this sense, deliberation on the petitioning of the Liability Lawsuit should be motivated and by indicating the irregular acts and managers against whom the lawsuit should be filed.

The consequences regarding the liability lawsuit and manager’s immediate removal will bring about not just on the managers’ image but mostly on the social interests are serious, markedly in this period when the Company prepares its judicial reorganization plan, disturbing the restructuring process in detriment of the social interest and by placing Oi at risk.

Considering the recent request of call for a general meeting made by the shareholder and aiming at replacing those same Board of Directors members who the shareholder intends now to remove by means of petitioning the civil liability lawsuit, and, still, that in decision stated on July 14, 2016, within the scope of the request proposed by the National Telecommunications Agency (“ANATEL”), the 7th Corporate Court of the County of State of Rio de Janeiro 1 has manifested toward “determining that previous approval by the Regulation Agency occurs for an eventual transfer of the stock capital control - inclusively regarding the replacement of the Company’s Board of Directors members - or cession of grant from the company under restructuring , as well as for eventual alienation, burden and replacement of their reversible assets”, it is evident that the shareholder aims at using the Liability Lawsuit as a subterfuge to remove the Company’s current management, under the provisions of Article 159, paragraph 2 of the Brazilian Corporations Law to evade the effects of the court decision provided within the scope of the Company’s judicial reorganization, that the replacement of members of Company’s Board of Directors depends on ANATEL’s previous approval.

Now, under the provisions of Article 50, items III and IV of Law No. 11.101/05(“LRF”), the change of the stock capital control, total or partial replacement of the company’s managers or modification in its administrative bodies constitute means of the judicial reorganization and must be foreseen in the judicial reorganization plan that shall be previously approved by creditors at the Creditors’ Meeting.

Likewise, Article 97 of Law No. 9.472/97 (“LGT”, acronym in Portuguese for General Telecommunications Act) sets forth that the transfer of stock capital control of the company rendering telecommunications services will depend on ANATEL’s approval.

The request for judicial reorganization was presented in order to (i) preserve the Oi Companies value; (ii) the continuity of its business in order to protect in an orderly and responsible manner the interests of the Oi Companies, of their subsidiaries, of their shareholders and other stakeholders, and (iii) to protect the Oi Companies’ treasury.

In this sense, the following elements needed to characterize the Liability Lawsuit are not evidenced: (i) the deceitful behavior practiced by the agent (manager) or in violation of legal or statutory provisions; (ii) effective damage and to assets caused to the company; and (iii) causal correlation between the agent’s behavior and the damage caused to the company.

It is stressed that the current judicial reorganization request was unanimously approved by the Board of Directors members, making this act indivisible and absolutely unitary. This body acted in collegiate manner throughout conducting the debts renegotiation process with the Company’s creditors, while it is impossible to individualize certain members’ behavior.

[1]	Decision stated on July 14, 2016 by the court of the Company’s court-supervised reorganization, within the scope of proceedings No. 0203711-65.2016.8.19.0001.

Additionally, the approval of the petition of the Liability Lawsuit when the minimum elements for its approval are not presented, with the exclusive purpose of removing the current managers and to elect new members to comprise the Company’s Executive Board in addition to be a flagrant violation of the LRF and LGT provisions, and contrary to the judicial reorganization Court decision, remaining, therefore, jeopardized, at least until ANATEL manifests favorably toward the possibility of changing the membership of the Board of Directors, reveals itself as rash and damaging to the social interest.

Thus, we understand that the Company lacks interest in acting in the petitioning of the Liability Lawsuit since there is no way on imputing, nor demonstrating, based on the formulated accusations, the non-compliance of the fiduciary duties that are foreseen in the Brazilian Corporations Law by the current management of the Company.

Finally, we request that this vote manifestation be received and certified by the Chairman, enumerated and filed at the Company’s headquarters, under the provisions of Article 130, Paragraph 1, item “a” of the Brazilian Corporations Law.

BRATEL B.V.

By: Maria Cristina Cescon

Proxy

Receipt by the Chairman of the Extraordinary General Meeting:

Rio de Janeiro, July 22, 2016.

PROTEST SUBMITTED BY SHAREHOLDER SOCIÉTÉ MONDIALE FUNDO DE INVESTIMENTO EM AÇÕES IN THE EXTRAORDINARY GENERAL MEETING OF OI S.A., HELD ON 07.22.2016

1. SOCIÉTÉ MONDIALE FUNDO DE INVESTIMENTO EM AÇÕES, enrolled with the corporate taxpayers’ registry (CNPJ/MF) under no. 20588268/0001-01, holder of more than 6% of the Company’s capital, presents this protest against the decision of the chairman of this AGE computing the votes of shareholder Bratel B.V. in this meeting, even before the demonstration that there are legal, literal and clear rules preventing such shareholder to vote at general meetings of the Company. This is what shall be exposed.

2. Currently, Oi has only a relatively concentrated capital structure, in which, although there is no formally defined controlling shareholder, Pharol SGPS S.A. (The “Pharol”) is its largest shareholder with a share of 22.24% in the capital of Company1.

3. Pharol, in turn, also does not have a formally defined controlling shareholder, but Oi is its largest shareholder with 10% stake in the capital of Pharol2.

4. Both companies have in their bylaws limitations on voting rights of shareholders. In the case of Oi, the right to vote is limited to the percentage of 15% of the shares entitled to vote3 and, in the case of Pharol is limited to the percentage of 10% of the shares entitled to vote4.

[1]	ANATEL, through the analysis No 125/2015-GCRZ acknowledged the absence of a formal shareholder controller in Oi: Spraying of the shares and the absence of the shareholders’ agreement, as reported by Hi, prevent the formation of a controlling block of shareholders, which could transfer the de facto control to the company’s administrators. This is a known phenomenon in the legal doctrine as’ Management Control ”.
[2]	Report of the government of Pharol released in 2016, referring to the 2015 fiscal year, highlights the diversification of the ownership structure of the company, stating that “the Pharol has a diversified shareholder structure, with 50% of its share capital held by foreign shareholders, essentially divided between Europe and North America (USA and Canada), representing 23% and 15%, respectively, of the shareholder base.
The Portuguese market represents 50% of the shareholder base. ”
[3]	According to Article 72 of the bylaws of Oi.
[4]	As provided for in item 10 of art. 13 of the same bylaws.

5. Thus, each company votes reciprocally at each other with the maximum percentage of votes allowed in their bylaws to a single shareholder: Pharol votes with 15% of the shares entitled to vote at meetings of Oi and Oi votes with 10% of the shares entitled to vote at meetings of Pharol. In both cases, the participation of each other is greater than the share of any other shareholder capital of both companies.

6. In addition to the unusual, perhaps illegal, equity situation described - or perhaps due of it - Pharol and Oi have boards of directors controlled by the same board members: Seven (7) of the nine (9) regular members of the board of directors of Oi, that is, the vast majority are full members of the Pharol management. Likewise, seven (7) of the eleven (11) regular members of the board of directors of Pharol, also the vast majority, are full members of Oi management. Finally, two (2) alternates in Oi’s board integrate Pharol’s management as full members.

7. The table below lists all the members of the boards of directors of Oi and Pharol, indicating those who exercise counselors function in both companies:

Council of Oi	Council of Pharol
José Mauro M. Carneiro da Cunha	José Mauro M. Carneiro da Cunha
Ricardo Malavazi Martins	Ricardo Malavazi Martins
Luís Maria Viana Palha da Silva	Luis Maria Viana Palha da Silva
Rafael Luís Mora Funes	Rafael Luís Mora Funes
João Manuel Pisco de Castro	João Manuel Pisco de Castro
André Cardoso de Menezes Navarro	André Cardoso de Meneses Navarro*
Pedro Zanartu Gubert Morais Leitão	Pedro Zanartu Gubert Morais Leitão
Thomas Cornelius A. Reichenheim	João do Passo Vicente Ribeiro
Marcos Grodetzky	Maria do Rosário Pinto Correia*
Jorge Freire Cardoso
Francisco Ravara Cary

Legend:

Two alternates that integrate the councils of Oi and Pharol management.

Full members of Pharol council that are alternates in the Oi management

8. Therefore, it is possible to say that Pharol and Oi are companies that, although they do not have a defined controlling shareholder, have each other, reciprocally, as the most important share of the capital, in both cases voting with the maximum allowed in their bylaws. Due to the mutual participation, the boards of directors of both companies are composed of the same directors.

9. The identity of the composition of the boards of Oi and Pharol is very important when it is verified that the Pharol board has the authority to approve the vote of Pharol at general meetings of Oi5. At the same time, the board of Oi has the authority to approve the vote of Oi in the general meetings of Pharol6.

10. In the light of reciprocal participation, it appears that the same advisers define the votes of both companies at meetings of each other, which characterizes the mutual exercise of control rights between the companies. In other words: at the same time and by the same managers, Oi exercises control rights over Pharol and Pharol exercises control rights on Oi.

11. The situation of reciprocal exercise of controlling rights is even more evident because, although the voting instructions of a company in the other was defined at a general meeting, which is not the case, most likely it would be the same as issued by the board, provided that, as seen, Pharol is the main shareholder of Oi and Oi is the main shareholder of Pharol.

[5]	Regulation of the board of directors of Pharol
“Article Three
Assignments and Competences
6.	The Board of Directors manages the business and affairs of the Company and all acts relating to the corporate purpose that do not fall within the competence of other corporate bodies, as well as establishing the strategic direction of the Company and its subsidiary, having, in this context, management and supervision of social business functions.
According to art. 32 of the Bylaws of Oi, “In addition to the assignments provided by law and these Bylaws, the Board of Directors: i. setting the general direction of the Company and its subsidiaries and monitor their implementation; (...) ”

12. Added to this is the currently existing statutory obstacles to the emergence of a controlling shareholder in any of the companies, due to the limitation of voting rights provided for in the bylaws of both companies.

13. So, it resonates clear the impediment of Pharol to vote at general meetings of Oi, as the general meetings are the proper forum for the company’s shareholders to decide all matters related to the company’s purpose and take the decisions it considers convenient to its defense and development7.

14. To the extent that the will of the management of Oi defines the voting instructions of Pharol at meetings of Oi, the vote of Pharol is not exactly the vote of a shareholder, but the vote of the own management of Oi, what corrupts the outcome of any resolution of the true shareholders of Oi.

15. Just to prevent this situation from occurring, the Brazilian Corporation Law categorically prohibits the voting rights of shares held by the company in its treasury, since in this situation the company would also be voting in its own general meetings8.

16. In addition to the application of art. 30, §4, of the Brazilian Corporation Law, the voting rights of Pharol are also forcibly suspended due to the legal rule laid down in art. 244, Paragraph 2 of the Brazilian Corporation Law.

17. This provision regulates when there is mutual interest between companies, “the shares of the capital of the parent company, shall have suspended their voting rights.

18. In the case of Pharol and Oi, where one is facing an unusual situation of mutual exercise of control rights - ie Pharol exercises control rights over Oi, and Oi exercises control rights over Pharol - the observance of the rule of suspension of voting rights, so that the Pharol is prevented from voting at meetings of Oi, is mandatory.

[7]	As Article 121 of the Corporation Law.
[8]	According to art. 30, Paragraph 4 of the Corporation Law

19. In both cases, as already pointed out, the suspension of voting rights has the scope to maintain the integrity of administrative autonomy and social will for each of the companies. The doctrine explains that the purpose of this legal prohibition is to prevent the company to use this device to vote for itself, harming minority shareholders:

“| The purpose of the standard under study is to preserve the integrity of the capital of each company composing the group in fact, the same as it is kept legal personality and administrative autonomy of each of them. (...)

Another ground mentioned is that the autonomy of the legal personality of the component companies of the group in fact (unconventional) must correspond to the separation of their assets, so there can be no confusion of equity interests between the subsidiary and its parent and affiliated companies between themselves. (...)

In addition, the command of each company must also be preserved. Therefore, the reciprocal participation leads to futility of autonomous manifestation of the general assembly, whose resolution quorum ends up being permeated by shares in return that neutralize the same autonomy. Another fundamental principle, also referred to, is the integrity of capital and, consequently, the equity veracity of the company, reflected is in its financial statements. (...)

Promiscuity, besides affecting the fundamental principle of autonomy of personality and social will for each of the companies involved in unconventional group (in fact) would result in ownership of heritage resources of a company controlled by its own controller. This appropriation is form of abuse of power of the parent company (art. 245) that causes damage and affects the subsidiaries that have their assets, thus diverted from its social purposes. (CARVALHOSA, Modesto. Comments on the corporation law. Sao Paulo: Saraiva, 2011. v. 4, volume 2, p. 52, 53 and 54)

20. The vote on these assumptions is equivalent to “vote of halter”, provided that the controller always decides how the subsidiary shall vote in the meeting of the parent company:

“It also points the foundation of prohibition to avoid problems of “policy” nature. In this sense, it is considered that should the use of voting rights by both societies in which there is mutual interest be allowed, an annulment of the influence of one over the other would occur. The reciprocal participation would lead to futility of autonomous manifestation of the general assembly, whose resolution quorum ends up being permeated by shares that in return that neutralize the same autonomy of the body.

When the subsidiary company acquires the Company’s shares is, in a way, by buying their own shares, as those of the Company represent a capital that is integrated, at least in part, by the subsidiary shares, analogous to the situation where the society is a member of itself.

( EIZIRIK, Nelson. A Lei das S/A comentada. Sao Paulo: Quartier Latin, 2011. v. 3, p. 347-348)

“Under the terms of 2º The Company’s equity shares owned by the subsidiary, have suspended the voting rights. The reason is obvious: as the Company generally determines the direction of the controlled vote, it is not the vote of the subsidiary with shares held in the parent company, as it would, presumably, be a “vote of halter.” Therefore, unless the parent company shows that does not determine the direction of the vote of the controlled company, it cannot vote with shares of the parent company.

( EIZIRIK, Nelson. A Lei das S/A comentada. Sao Paulo: Quartier Latin, 2011. v. 3, p. 350)

21. These understandings are fully applicable to the case because if Pharol votes, the management of Oi shall be voting in the general meeting of Oi, corrupting the outcome of the deliberations of the shareholders in which the votes of Pharol are computed.

22. Finally, it is important to note another aspect of the suspension of voting rights of Pharol at meetings of Oi.

23. Under the Brazilian Corporation Law, as a general rule, cross-shareholdings are prohibited between the company and its affiliates or subsidiaries.

24. The exception to prohibition occurs when the law allows the company to negotiate with their own shares9. So, to know whether the mutual interest held between Oi and Pharol falls under the exception to the legal prohibition, it is necessary to check whether the rules that allow the company to trade in its own shares are being observed.

25. Among these rules is the one that allows the company to purchase shares to be held in treasury10. However, for the acquisition for maintaining in treasury to be legal, the company must necessarily meet the following requirements, among others: (i) the maintenance of treasury shares is limited to 10% of each type or class of shares outstanding in the market11_12 and (ii) the treasury shares do not have voting rights.

26. Thus, we have the following situation:

a. As a general rule, the law prohibits the reciprocal shareholdings13;

b. The exception to the prohibition occurs when one of the companies participating in the other within the conditions in which the law authorizes the acquisition of shares14;

c. If certain legal rules are observed, the law allows the company to acquire its own shares to be held in treasury15;

d. With the maintenance of shares held in treasury, and the law is restrictive in determining that the shares have no right to vote16;

[9]	As §lº of art. 244 of the Corporate Law
[10]	Art. 30, , §1º, “b”, of the Corporation Law
[11]	Art. 8 of Inst. CVM 567/2015.
[12]	The shares currently held by Oi in treasury already go beyond this limit of 10% of each type or class of shares. This is under a temporary authorization granted by CVM to Oi , so that Oi could hold in treasury enough shares and give ballast to the stock option granted by the Oi to Pharol (cf. opinion of the SEP and collegiate decision process CVM N. No. RJ / 2014/11297).
[13]	Art. 244 of the Corporate Law
[14]	§1º of art 244 of the Corporate Law
[15]	Art. 30, , §1º, “b”, of the Corporation Law
[16]	Art. 10 of Inst. CVM 567/2015.

27. Given this set of rules, it is clear that the mutual participation between Oi and Pharol is only allowed by law if the shares do not carry voting rights. By exercising the right to vote, they are not observing the conditions under which the company may acquire its own shares, in which case, the ban on reciprocal participation focuses on its entire scope.

28. In other words, the failure to exercise the right to vote is a legal condition of maintenance of reciprocal participation existing between Oi and Pharol.

29. Note that if it exercises the right to vote in Oi, Pharol shall configure a situation of reciprocal participation forbidden by law, which is strictly prohibited conduct under the Brazilian legal system17.

30. For all the above, given the undeniable impact of different standards that determine the suspension of voting rights of Pharol to vote, directly or through any of its subsidiaries or affiliates, in the general meetings of Oi, the Shareholder registers its protest against the board of this AGE therefore absolutely contrary to the applicable legal provisions, allowed the exercise of voting rights by a shareholder who is in suspension status of voting rights.

31. In accordance with paragraph 4.2.3 of Circular Letter/CVM/SEP/NQ 002/2016, this protest shall be filed by Oi in the IPE system in its entirety, so that the other shareholders of the Company may know its terms.

[17]	Indeed, the §6 of the same art. 244 of the Corporate Law/A provides that “the acquisition of shares or quotas resulting in reciprocal participation in violation of the provisions of this article matter solidary liability of the directors of the company, equating, for criminal purposes, illegal purchase of own shares”.

Rio de Janeiro July 22, 2016.

SOCIÉTÉ MONDIALE FUNDO DE INVESTIMENTO EM AÇÕES

By João Mendes de Oliveira Castro

Attorney